UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2003

Silicon Storage Technology, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 0-26944

California	77-0225590
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1171 Sonora Court
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 735-9110
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.   Other Events and Required FD Disclosure.

On November 18, 2003 the Federal Circuit Court of Appeals denied Silicon Storage Technology, Inc.'s Petition for Rehearing, which sought reconsideration of the decision upholding the jury verdict of infringement of the '811 and '829 patents in favor of Atmel Corp. The Federal Circuit's mandate finalizing its judgment was entered on November 25, 2003. That mandate was filed in the District Court on December 7, 2003.

This decision effectively exhausts SST's appellate remedies. Therefore, SST has made the payment to satisfy the judgment in Atmel's favor in the amount of $36.5 million plus post-judgment interest of $1.3 million.

SST had booked the charge of the judgment amount excluding interest in the third quarter of 2003. The $1.3 million post-judgment interest expense will be booked in the fourth quarter of 2003.

The original lawsuit, filed by Atmel in 1996, pertained to a design technology that has no bearing on SST's core memory technology. The products at issue are certain of SST's early 29xx and 28xx series products based upon early designs and processes which were in place prior to Atmel's acquisition of the Seeq patent portfolio. These products have made up only a small portion of SST's sales during the past few years. Furthermore, because the '811 and '829 patents have expired, there is likely no present or future threat of injunction or further impact to SST's business stemming from Atmel's enforcement of these patents. Therefore, this court decision is not expected to affect SST's on-going financial performance, market position or its ability to continue to be a technology leader. In addition, we believe that this decision will not affect SST's foundry, technology or licensing relationships or SST's ability to continue producing, selling or licensing its products to its customers worldwide.

Except for the historical information contained herein, the foregoing discussion contains forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this Form 8-K are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include those discussed in SST's SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2002 and on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

Silicon Storage Technology, Inc.

By:	/s/ Jack K. Lai

Jack K. Lai
Vice President Finance & Administration, Chief Financial Officer and Secretary

Dated: December 12, 2003

EXHIBIT INDEX
None.